ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated November 30, 2015, but effective as of 11:59 p.m., New York time, on November 30, 2015 (the “Effective Time”), among eVance Processing Inc., a Delaware corporation and wholly owned subsidiary of Excel Corporation (“Buyer”), Calpian, Inc., a Texas corporation (“Parent”), Calpian Residual Acquisition, LLC, a Nevada limited liability company (“CRA”), and Calpian Commerce, Inc., a Texas corporation and wholly-owned subsidiary of Parent (“CCI”). Parent, CRA and CCI are collectively referred to as the “Sellers.” Sellers and Buyer are collectively referred to as the “Parties.”

RECITALS

WHEREAS, CCI is a corporation whose business is comprised of (i) providing direct and third-party merchant payment processing and back-end settlement services; (ii) delivering card-present and card-not-present credit, debit gift and loyalty card-based payment processing solutions to merchants and banks operating electronically and in physical “brick and mortar” business environments and in settings requiring wired as well as wireless mobile payment solutions; and (iii) operating both as a direct processor and wholesale ISO providing gateway merchant processing and settlement processes for individual merchants and banks under contracts to CCI in exchange for interchange and related service fee payments and certain future residual payments (the “CCI Business”), and one or more Sellers owns certain assets, including intellectual property, related to the Business;

WHEREAS, CRA is a limited liability company whose business is the acquisition of portfolios of residual revenues from credit and debit card processing (the “CRA Business,” and together with the CCI Business, the “Business”);

WHEREAS, among other things, Sellers have entered into those certain ISO Contracts listed on Schedule 2.1 hereto (as may be amended from time to time, the “ISO Agreements”) pursuant and subject to the terms thereof, Sellers are to receive fees including, but not limited to residual payments, annual fees, PCI fees, transaction fees, early termination fees, payment gateway fees and other fees charged under the ISO Agreements, currently listed on Schedule 2.1 or as the same may be amended from time to time (“Residuals”) from Sellers’ efforts to market and sell merchant acquiring services to acceptable businesses (“Merchants”). Each Merchant is identified by a unique merchant identification number (“MID”), processes transactions under the ISO Agreements and is a party to a merchant agreement pursuant to the terms and conditions of the ISO Agreements (collectively, the “Merchant Agreements”). A Merchant may have multiple MIDs; and

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, on the terms of and subject to the conditions of this Agreement, substantially all the assets related to the Business and the goodwill associated with such assets and the Business, including all of Sellers’ right, title and interest in and to the ISO Agreements, the Residuals with respect to those ISO Agreements and the Sold Merchants;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I
ARTICLE IIDEFINITIONS

“Action” means any litigation, written claim threatening any third-party adjudication of a dispute, suit, arbitration, mediation, inquiry, investigation, government investigation, regulatory proceeding or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Government Body or similar Person or body.

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” shall have the meaning as set forth in the preamble.

“Acquired Assets” shall have such meaning as set forth in Section 2.1.

“Amended Loan Agreement” shall have such meaning as set forth in Section 3.2(b)(x).

“Assignment Agreement” shall have such meaning as set forth in Section 3.2(b)(viii).

“Assumed Contracts” shall have such meaning as set forth in Section 2.3.

“Assumed Liabilities” shall have such meaning as set forth in Section 2.4(a).

“Balance Sheet Date” shall have such meaning as set forth in Section 4.11(a).

“Bill of Sale” shall have such meaning as set forth in Section 3.2(b)(vii).

“Business IP” shall have the meaning as set forth in Section 4.13(c).

“Buyer” shall have the meaning as set forth in the preamble.

“Buyer’s Confidential Information” shall have the meaning as set forth in Section 6.2(e).

“CCI” shall have the meaning as set forth in the preamble.

“CCI Business” shall have the meaning as set forth in the recitals.

“CRA” shall have the meaning as set forth in the preamble.

“CRA Business” shall have the meaning as set forth in the recitals.

“Certificate of Formation” shall have such meaning as set forth in Section 3.2(b).

“Closing” shall have the meaning as set forth in Section 3.1.

“Closing Date” means the date on which Closing occurs.

“Contracts” means all contracts, agreements, leases, subleases, licenses, sublicenses, commitments, indemnities, assignments, understandings and arrangements, including without limitation merchant agreements, ISO agreements, bank sponsorship agreements, processor agreements, processor consent forms, Bank Information Numbers (BINs), residuals resulting from bank sponsorship and processing contracts, whether written or oral, that are legally enforceable.

“Damages” means the amount of any loss, claim, deficiency, lost profits, demand, damage (including punitive and special damages), injury, Liability, settlement, judgment, award, fine, penalty, fee (including attorneys’ fees and consultants’ and experts’ fees), charge, cost (including costs of investigation and defense), Tax, or expense of any nature.

“Demand Letter” shall have the meaning as set forth in Section 4.13(d).

“Effective Time” shall have such meaning as set forth in the preamble.

“Employees” means all persons employed by CCI as of the Closing.

“Encumbrance” means any mortgage, hypothecation, pledge, lien, option, assessment, encumbrance, claim, levy, charge, security interest, deed of trust, restriction on transfer, proxy, voting trust or agreement, right of first refusal or preemptive right (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), right of way, easement, encroachment, servitude, conditional sale contract or other restriction, in each such case, whether arising by contract or by operation of Law.

“Excel” means Excel Corporation, a Delaware corporation and the parent of Buyer.

“Excluded Assets” shall have the meaning as set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning as set forth in Section 2.4(b).

“Governmental Body” means any nation or government, any state or other political subdivision thereof, any legislative, executive or judicial unit or instrumentality of any government entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof or any entity (including a court or self-regulatory organization) exercising executive, legislative or judicial, Tax, regulatory or administrative functions of or pertaining to government.

“Indemnified Party” means any party entitled to receive indemnification hereunder.

“Indemnifying Party” means any party obligated to provide indemnification hereunder.

“Intellectual Property” means all domestic or foreign rights in, to and concerning: (i) inventions and discoveries (whether patented, patentable or unpatentable and whether or not reduced to practice), including ideas, research and techniques, technical designs, and specifications (written or otherwise), improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, inventor’s certificates, and patent disclosures, together with divisions, continuations, continuations-in-part, revisions, reissuances and reexaminations thereof; (ii) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, trade dress, logos, symbols, trade names, assumed names, fictitious names, corporate names and other indications or indicia of origin, including translations, adaptations, derivations, modifications, combinations and renewals thereof; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of data or information), copyrights therein and thereto, moral rights, and rights equivalent thereto, including but not limited to, the rights of attribution, assignation and integrity; (iv) trade secrets, confidential and/or proprietary information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, schematics, designs, discoveries, drawings, prototypes, specifications, hardware configurations, customer and supplier lists, financial information, pricing and cost information, financial projections, and business and marketing methods plans and proposals), collectively “Trade Secrets”; (v) Software; (vi) other similar tangible or intangible intellectual property or proprietary rights, information and technology and copies and tangible embodiments thereof (in whatever form or medium); (vii) all applications to register, registrations, restorations, reversions and renewals or extensions of the foregoing; (viii) internet domain names; and (ix) all the goodwill associated with each of the foregoing and symbolized thereby; and (x) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“IP Assignment” shall have such meaning as set forth in Section 3.2(b)(ix).

“IP Claims” means any and all claims and causes of action, whether asserted or un-asserted, of a Seller against Third Parties related to or involving the Intellectual Property being sold, transferred and assigned hereunder to Buyer.

“IRS” means the United States Internal Revenue Service.

“ISO Agreements” shall have the meaning set forth in the recitals.

“Knowledge” means actual knowledge. “Knowledge” of Sellers means the actual knowledge of the managers of Sellers after making a reasonable due diligence inquiry.

“Law” or “Laws” means any law, statute, ordinance, rule, regulation, code, order, judgment, Tax ruling, injunction, decision or decree of any Governmental Body.

“Liability” means any indebtedness, liabilities or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.

“Licenses” means any licenses, registrations or certificates issued or granted by any Governmental Body as required by applicable Law.

“Material Adverse Effect” means any change, event or occurrence that is, or is reasonably likely to be or become, materially adverse to (a) the Business or the Acquired Assets, (b) the enforceability of, and the rights of Buyer under, the Assumed Contracts which are material to the operations of the Business, or (c) the ability of Sellers to consummate the transactions contemplated by this Agreement and the Transaction Agreements or to perform its obligations hereunder or thereunder, respectively, provided, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) conditions, changes or effects that generally affect any of the industries or markets in which Sellers or Buyer, as the context requires, operate, or the United States economy or securities or financial markets in general, other than changes that are disproportionately adverse to the Business than other participants in the same industry or market, (ii) any change in any Law, (iii) any formal change by a Governmental Body in the interpretation of any applicable Law that takes effect after the date of this

Agreement, (iv) any change resulting from compliance by Sellers with the terms of, or the taking of any action contemplated or permitted by, this Agreement.

“Merchants” shall have the meaning set forth in the recitals.

“Merchant Agreements” shall have the meaning set forth in the recitals.

“MID” shall have the meaning set forth in the recitals.

“Non-Personal Information” shall have the meaning as set forth in Section 4.14(a).

“Notes” shall have the meaning as set forth in Section 2.4(a).

“Parent” shall have the meaning as set forth in the preamble.

“Parties” shall have the meaning as set forth in the preamble.

“Permits” means all permits, licenses, certificates, approvals, qualifications, registrations, and similar authorizations issued by a Governmental Body related to the Acquired Assets or Assumed Contracts, including any amendment, modification, limitation, condition or renewal thereof.

“Person” means any individual, corporation, partnership, limited liability company, limited liability firm, association, joint venture, joint stock company, trust, unincorporated association or other entity, or any Governmental Body.

“Personal Information” means information from or about an individual that is sufficient to identify such individual, including, but not limited to, an individual’s: first and last name, home or other physical address; telephone number, including home telephone number and mobile telephone number, email address or other contact information; financial account number, government-issued identifier, or persistent identifier, such as IP address or other unique identifier with another piece of information that would permit the identification of a Person; list of contacts, provided that the list permitted specific identification of those on such list; sufficiently precise physical location; or any other information from or about an individual consumer that is combined with information from or about an individual that is sufficient to identify such individual.

“Purchase Price” shall have such meaning as set forth in Section 2.5.

“Registered IP” means all Intellectual Property rights that are registered or filed with or issued by any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Registered IP Fees” shall have such meaning as set forth in Section 4.13(a)(iii).

“Residuals” shall have the meaning set forth in the recitals.

“Sellers” shall have the meaning as set forth in the preamble.

“Seller’s Confidential Information” shall have such meaning as set forth in Section 6.2(d).

“Software” means all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections, (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons, (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing (v) gateways, application program interfaces (APIs), NFC programs, PA-DSS and like software, keys, tokens (including MetaTokens), firewalls, security and encryption algorithms, Point-of-Sale programs, all network and VPNs to gateway providers and (vi) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Sold Merchants” means the Merchants and MIDs set forth on Schedule 1.1.

“Tax Returns” means all returns, information returns, reports, declarations, or other filings required to be made with any Governmental Body with respect to Taxes.

“Taxing Authority” means the IRS or any state, local, or foreign Governmental Body responsible for the assessment, collection, imposition or administration of any Taxes.

“Taxes” mean all taxes of any kind, charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, ad valorem, value added, transfer, gains, profits, license, net worth, asset, transaction, and other taxes, imposed upon any Person by any Law or Governmental Body, together with any interest and any penalties, or additions to tax, with respect to such taxes.

“Third Party” means any Person other than, and not an Affiliate of, a Party.

“Third Party Claims” shall have such meaning as set forth in Section 7.3(a).

“Third Party Consents” shall have such meaning as set forth in Section 4.3(d).

“Transaction Agreements” means this Agreement, and all such concurrent or subsequent agreements, documents and instruments, as amended, supplemented, or otherwise modified in accordance with the terms hereof or thereof, including without limitation this Agreement, the Bill of Sale, the Assignment Agreement and the IP Assignment.

ARTICLE III
PURCHASE AND SALE OF ASSETS

1.Purchase and Sale of Acquired Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, convey, transfer and assign to Buyer, and Buyer shall purchase from Sellers, free and clear from all Encumbrances, all of Sellers’ right, title and interest in, to and under all of the business, properties, assets, goodwill and rights of Sellers of whatever kind or nature, real or personal, tangible or intangible, owned, leased or licensed to, used or otherwise held by Sellers in operating the Business, wherever located and whether now existing or hereafter acquired other than the Excluded Assets (the “Acquired Assets”), including the assets specified below (to the extent related to the Business) and any additional assets listed on Schedule 2.1 hereof:
(a)(i) the ISO Agreements, (ii) the Residuals and all other payments related to the Sold Merchants regardless of source or ISO Agreement, (iii) the Sold Merchants and their servicing rights, (iv) copies of all Contracts, records and other documents in any form, whether hard copy, resident on computers, or otherwise, in the possession or under the control of Sellers relating to the ISO Agreements, the Residuals, and the Sold Merchants, (v) all the BINs and ICAs, if any, under Sellers’ control that are used in connection with the Sold Merchants, (vi) all merchant risk reserves or other merchant collateral of any nature related to the Sold Merchants held under the ISO Agreements and ISO Reserves held as a part of the ISO Agreements, (vii) all Residual or payments of any description regardless of its source derived from the ISO Agreements and the Sold Merchants, including, but not limited to, payment gateway fees, PCI fees, check revenues, Discover revenue, American Express revenue, and debit sponsorship revenue and (viii) all future sales rep sales activity;
(b)the payments related to the Acquired Assets referred to in clause Section 2.1(a) beginning with the payments made in the month of December 2015, based upon the Residuals earned by Sellers from processing that occurred on or after November 1, 2015;
(c)all accounts or notes receivable held by Sellers from Third Parties, and any security, claim, remedy or other right related to any of the foregoing;
(d)all bank accounts related to the Business, including those set forth on Schedule 2.1, which shall include cash in an amount no less than $130,000, as well as all restricted cash.
(e)all of Sellers’ inventories, wherever located, including inventories of finished goods, products, supplies, packaging, and other inventories, including any such being held on consignment, bailment or other arrangement;
(f)all personal property and interests therein, including all machinery and equipment, computer equipment and systems, software, hardware and other materials, used or held for use in the Business;
(g)all Intellectual Property and Software owned by or licensed to a Seller for use in the Business as currently conducted, and the goodwill associated therewith;
(h)all of Sellers’ credits, prepaid expenses, deferred charges, advanced payments, security deposits and prepaid items to the extent related to the Business;
(i)all of Sellers’ claims, causes of action, defenses and rights of offset or counterclaim against Third Parties relating to any Acquired Asset or any Assumed Liability;
(j)all books and records of the Business, including all product designs and manufacturing drawings and all technical, sales and promotional literature;

(k)all insurance benefits to the extent relating to claims arising out of events that occurred prior to Closing (if any) and associated with the Acquired Assets, including such rights and proceeds receivable or hereafter received under any insurance policy written prior to the Closing;
(l)all goodwill of Sellers associated with the Business or the Acquired Assets;
(m)customer contracts, databases, sales pipeline, proposals of the Business, and project files associated with the Acquired Assets;
(n)all Licenses and Permits of the Business, to the extent transferable to Buyer;
(o)all social media accounts used by a Seller in the conduct of the Business, including all user names and passwords associated with such social media accounts;
(p)all Assumed Contracts, including but not limited to the accounts with any Third Party provider enabling the Business’ website and/or application, to the extent the Contracts associated with those accounts are assignable; and
(q)all rights, IP Claims and causes of action against Third Parties resulting from or relating to the operation of the Business and the Acquired Assets prior to the Closing, including without limitation, any rights, claims and causes of actions arising under warranties from vendors and other Third Parties and the proceeds of insurance.
2.Excluded Assets. Notwithstanding anything contained herein to the contrary, Buyer shall not acquire or assume and the Acquired Assets shall not include the following assets, properties and rights (collectively, the “Excluded Assets”):
(a)all minute books, organizational documents, stock registers and such other books and records of Sellers as pertain to ownership, organization or existence of Sellers;
(b)the net cash received during the month of November, 2015 based upon the Residuals earned by Sellers from processing that occurred during the month of October, 2015 and related to the Acquired Assets shall belong to Sellers, subject to verification of the Contractual obligations; and
(c)all employee plans and Contracts with Employees.
3.Assignment of Contracts. On the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall assign and transfer to Buyer, and Buyer shall assume and take assignment of, all of Sellers’ existing Contracts to the extent used in or related to the Business (collectively with the ISO Agreements, the “Assumed Contracts”) subject to any required Third Party Consents. Sellers shall take or cause to be taken all actions necessary to receive all required Third Party Consents to the assignment to Buyer of the Assumed Contracts, including the consent of the processor(s) to direct all Residual payments to Buyer and transfer the Residual payments. Buyer shall not be obligated to assume, and Sellers shall not be obligated to assign, any Assumed Contracts which require consent to assignment unless such Third Party Consent has been obtained.
4.Liabilities.
(a)Notwithstanding anything to the contrary contained herein, Buyer will not assume any Liabilities of Sellers except those listed on Schedule 2.4(a) (“Assumed Liabilities”), which list includes $9,000,000 in aggregate of notes payable (the “Notes”) and all responsibilities for providing all services to Sold Merchants as set forth under the ISO Agreements as of the Closing. No assumption by Buyer of any of the Assumed Liabilities shall relieve or be deemed to relieve Sellers from any Liability under this Agreement with respect to any representations or warranties or covenants made by Sellers to Buyer.
(b)Except for the Assumed Liabilities, Buyer shall not assume pursuant to this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of a Seller, or any of its predecessors in interest, of any kind, character or description whatsoever (“Excluded Liabilities”), all of which shall continue to be Liabilities of a Seller. Without intending to limit the generality or effect of the foregoing, Excluded Liabilities shall include the following Liabilities of a Seller or any predecessors in interest:
(i)all interest accrued on the Notes as of the Closing Date;
(ii)Liabilities arising from a Seller’s breaches, defaults or failures of performance (A) under the Assumed Contracts or (B) the operation of the Business arising out of events occurring on or before the Closing;
(iii)any Liabilities for Taxes incurred or accrued by a Seller, including but not limited to payroll, sales, income, and any Taxes that become due as a result of the transactions contemplated by this Agreement;
(iv)any debt, payables or other Liabilities, including without limitation any equipment or other leases (operating, capitalized or otherwise), profit sharing or pension plan, any deferred compensation payables, accrued bonus, payroll or vacation payables, or other employment-related obligations;
(v)any litigation, dispute or Action pending or threatened against a Seller or its management, other than those related to IP Claims being transferred and assigned to Buyer;
(vi)(i) Liabilities to be paid or performed prior to or after the Effective Time under the Sold Merchant’s merchant agreements, including liability for chargebacks, card association fines and other credit-related losses relating to transactions processed prior to or after the Effective Time, and any expenses relating to transactions processed prior to or after the Effective Time and (ii) all Liabilities under the ISO Agreements relating to transactions processed prior to or after the Effective Time;
(vii)any Liabilities arising in connection with, or relating to, (A) any employee benefit plan of the Sellers, including any withdrawal Liability under Part I of Subtitle E of Title IV of ERISA for a “complete withdrawal” (within the meaning of Section 4203 of ERISA) or a “partial withdrawal” (within the meaning of Section 4205 of ERISA), or the amendment, termination or freeze of any employee benefit plan, (B) any Employee or former employee of any Seller or any spouse, child or other dependent or beneficiary of any Employee or former employee of any Seller, including Liabilities for wages, salaries, benefits or claims, or (C) the termination of employment by or with Seller of any Employee; and
(viii)any Liabilities not related to the Business.
5.Purchase Price. In consideration for the sale, transfer, assignment, conveyance and delivery by Sellers to Buyer of the Acquired Assets, and Sellers’ agreement to retain and satisfy all Liabilities of a Seller other than the Assumed Liabilities, Buyer shall assume the Assumed Liabilities, which Assumed Liabilities include the Notes (the “Purchase Price”).
ARTICLE IV
CLOSING

1.Closing Date. Unless the Parties shall otherwise mutually agree in writing, subject to the satisfaction or waiver of the conditions described in Section 3.2 and Section 3.3, the sale and purchase of the Acquired Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) that will be held at the Effective Time at the offices of Jones Day, 2727 North Harwood Street, Dallas, Texas 75201.
2.Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the following:
(a)(i) Sellers shall have performed all of their obligations hereunder required to be performed by them in all material respects at or prior to the Closing Date, (ii) the representations and warranties of Sellers contained in this Agreement, any Transaction Agreement and any certificate or other writing delivered by Sellers pursuant hereto, shall, except as otherwise contemplated by this Agreement, any other Transaction Agreement and any certificate or other writing delivered by Sellers pursuant hereto, be true and correct in all material respects at and as of the Closing Date as if made as of that date (except to the extent expressly made as of an earlier date, in which case as of the earlier date), and (iii) Sellers shall have provided to Buyer a certificate signed by each Seller’s President to the foregoing effect.
(b)Sellers’ delivery of the following items to Buyer at or prior to the Closing, in form and substance reasonably satisfactory to Buyer:
(i)copies of the Third Party Consents;
(ii)a copy of a resolution of each Seller’s Board of Directors or Managers, as applicable, authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements, which resolutions shall be certified by the Secretary of each such Seller;
(iii)a copy of the consent of the Parent as is required by Texas Law, as the sole equity holder of CCI, authorizing the execution, delivery and performance of this Agreement and the Transaction Agreements;
(iv)a copy of the consent of the majority interest of the members of CRA, authorizing the execution, delivery and performance of this Agreement and the Transaction Agreements;
(v)such other instruments of assignment, transfer and conveyance as Buyer shall reasonably request to transfer to and vest in Buyer all Sellers’ right, title and interest in, to and under the Acquired Assets;
(vi)the keys to all locks located on or in the Acquired Assets (and any and all cards, codes, devices, usernames, passwords, internet addresses, or things necessary to access any of the Acquired Assets), which shall be surrendered on request to Buyer where such Acquired Assets are located;
(vii)a bill of sale for the Acquired Assets in the form attached as Exhibit A hereto (the “Bill of Sale”) duly executed by Sellers;
(viii)an assignment agreement in the form attached as Exhibit B hereto transferring all of Sellers’ right, title and interest in and to the Acquired Assets to Buyer (the “Assignment Agreement”) duly executed by Sellers;
(ix)an assignment agreement in the form attached hereto as Exhibit C hereto transferring all of Sellers’ right, title and interest in and to Sellers’ Intellectual Property to be transferred to Buyer pursuant to this Agreement to Buyer duly executed by Sellers (the “IP Assignment”);
(x)the Amended and Restated Loan and Security Agreement in the form attached as Exhibit D (the “Amended Loan Agreement”), duly executed by the holders of Notes;
(xi)copies of documents, computer files, and computer printouts requested by Buyer related to the Sold Merchants (Sellers may delete or redact from such reports all information not related to the Sold Merchants. Sellers shall deliver to Buyer originals of all information and documents in whatever form that relate to the Sold Merchants and the Acquired Assets, and shall not retain copies of any such documents without the express written consent of Buyer);
(xii)a copy of the audited financial statements of CCI for its most recent fiscal year end;
(xiii)this Agreement duly executed by Sellers; and
(xiv)all the Schedules set forth herein.
(c)No Material Adverse Effect shall have occurred to the Business or the Acquired Assets.
(d)No litigation, dispute or Action challenging this Agreement or the transactions contemplated herein or seeking to prohibit, alter, prevent or materially delay the Closing shall be pending or have been instituted by any Person before any court, arbitrator or Governmental Body.

(e)Buyer shall have completed to its satisfaction the legal, financial and business due diligence investigations of Sellers, and such investigations shall not have revealed a material impairment of the Acquired Assets that is disclosed herein.
(f)Simultaneous with the deliveries referred to in this Section 3.2, Sellers shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Acquired Assets, including the Intellectual Property. To the extent deliveries required under this Section 3.2 are not made, Buyer, in its sole discretion, may waive such requirement; but if such requirement is not waived, Sellers shall cooperate in any reasonable arrangement proposed by Buyer designed to obtain for Buyer the material benefits and privileges of such deliveries not made.
3.Conditions to Obligations of Sellers. The obligations of Sellers to effect the Closing shall be subject to the following:
(a)(i) Buyer shall have performed all of its obligations hereunder required to be performed by it in all material respects at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement, any Transaction Agreement and any certificate or other writing delivered by Buyer pursuant hereto, shall, except as otherwise contemplated by this Agreement, any Transaction Agreement and any certificate or other writing delivered by Buyer pursuant hereto, be true and correct in all material respects at and as of the Closing Date as if made as of that date (except to the extent expressly made as of an earlier date, in which case as of the earlier date), and (iii) Buyer shall have provided to Sellers a certificate signed by its President to the foregoing effect.
(b)Buyer’s delivery of the following items to Sellers at or prior to the Closing, in form and substance reasonably satisfactory to Sellers:
(i)the Bill of Sale, duly executed by Buyer;
(ii)the Assignment Agreement, duly executed by Buyer;
(iii)the IP Assignment, duly executed by Buyer;
(iv)the Amended Loan Agreement, duly executed by Buyer; and
(v)this Agreement duly executed by Buyer.
(c)Buyer’s delivery to the holders of Notes, or such other Persons as directed by Parent, at or prior to the Closing of warrants to acquire, in the aggregate, 6,000,000 shares of common stock of Excel at a price per share equal to $0.05.
(d)No litigation, dispute or Action challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall be pending or have been instituted by any Person before any court, arbitrator or Governmental Body.
ARTICLE V
ARTICLE VIREPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules attached hereto, Sellers, jointly and severally, represent and warrant to Buyer the following (including that the statements contained in this Article IV are true and correct as of the date hereof):

1.Organization and Qualification. CCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. CRA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Each Seller has all requisite power and authority to own, lease and license the Acquired Assets (including Intellectual Property) as such Acquired Assets are currently owned, operated, leased or licensed by such Seller, and to operate the Business as the Business is currently operated, and each Seller is in good standing (to the extent such concept is applicable) as a foreign legal entity in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.
2.Authorization; Binding Effect.
(a)Each Seller has all requisite company power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is or will be a party and to effect the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and each Transaction Agreement to which it is or will be a party and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly and validly approved by each Seller’s Board of Directors, and, with respect to CRA and CCI, such number of its equity holders as is required by Texas law and CRA’s Certificate of Formation to authorize performance of this Agreement and the Transaction Agreements, and no other company actions or proceedings on the part of a Seller, a Seller’s equity holders or any Affiliate of a Seller are necessary to authorize the execution, delivery and performance by Sellers of this Agreement or the Transaction Agreements to which any such Seller is or will be a party or the transactions contemplated hereby and thereby.
(b)Each Seller has duly and validly executed and delivered this Agreement. When this Agreement and each of the Transaction Agreements have been duly executed and delivered by such Seller (assuming due execution by Buyer and any party to such agreements other than Seller), this Agreement and each such Transaction Agreement will constitute valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such agreements may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws and equitable principles relating to or affecting or qualifying the rights of creditors generally and general principles of equity.

3.Non-Contravention; Third Party Consents. The execution, delivery and performance of this Agreement and the Transaction Agreements by Sellers, and the consummation of the transactions contemplated hereby and thereby do not and will not:
(a)conflict with or result in a breach or violation of any provision of any organizational documents of Sellers;
(b)violate, or result in a breach of, or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of, any obligation under, or give rise to a right by any Third Party to terminate or amend its obligations under, any Assumed Contract, or result in the creation of any Encumbrance upon any of the Acquired Assets. For the avoidance of doubt, there are no Assumed Contracts which provide any customer thereto with the right to cancel or terminate their Assumed Contract in the event of (i) an assignment of the Assumed Contract to the Buyer, or (ii) the sale of substantially all of CRA and CCI’s assets to Buyer;
(c)violate any applicable Law of any Governmental Body having jurisdiction over Sellers or the Acquired Assets; or
(d)require the consent, authorization, order or approval of, filing or registration with, or waiver of any right of first refusal or first offer from, any Governmental Body, Person or Third Party, that has not been obtained, except any consents identified in Transaction Agreements which consents shall be governed by their respective Transaction Agreements (any such consents, approvals, orders, authorizations, registrations, declarations and filings being referred to herein collectively as the “Third Party Consents”).
4.Acquired Assets - Sufficiency and Title.
(a)The Acquired Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, used, or intended to be used, in the Business and are sufficient for Buyer to conduct the Business from and after the Closing Date in the ordinary course of the Business without interruption.
(b)Seller has good and valid marketable title to, or a valid leasehold interest or license in, all of the Acquired Assets, free and clear of any Encumbrances, and has the full right to sell, convey, transfer, assign and deliver all of the Acquired Assets to Buyer at the Closing, free and clear of all Encumbrances.
(c)All the tangible Acquired Assets are in good working condition and repair, consistent with their current use and are fit for use in the ordinary course of the Business as currently conducted.
(d)There are no material defects in, or conditions with, the Acquired Assets that will negatively impact Buyer’s ability to use the Acquired Assets as they are currently used. Seller is not a party to any Contract with any Third Party to sell, transfer, assign, convey or otherwise dispose of any portion of the Acquired Assets or any portion of Seller’s interest in any of the Acquired Assets.
5.Licenses and Permits. Each Seller has obtained and is in compliance with the Licenses and Permits, if any, required for it to own, operate, lease or license the Acquired Assets as such Acquired Assets are currently owned, operated, leased or licensed, and to operate the Business as such Business is currently operated, and no Action is pending or, to Sellers’ Knowledge, threatened which could revoke or limit any License or Permit. Such Licenses and Permits are in full force and effect.
6.Compliance with Laws; Litigation.
(a)Each Seller is in compliance with all Laws of or from Governmental Bodies applicable to the Business and the Acquired Assets.
(b)There are no Actions pending or, to Sellers’ Knowledge, threatened, against a Seller or any of its officers, managers, Employees or members in their capacity as such, with respect to the Business, the Acquired Assets or the Assumed Contracts. No Seller is subject to any order (consent or other), judgment, decree, injunction or stipulation of or with any court or other Governmental Body that names such Seller and imposes a material ongoing obligation with respect to the operation of the Business and the Acquired Assets.
(c)There are no Actions pending or, to Seller’s Knowledge, threatened by or against Seller with respect to this Agreement or any of the Transaction Agreements, or in connection with the transactions contemplated hereby or thereby, that would reasonably be expected to prevent or materially delay the consummation by Sellers of the transactions contemplated hereby or thereby or would reasonably be expected individually or in the aggregate to have a Material Adverse Effect.
7.Assumed Contracts. All amounts due and payable with respect to the Assumed Contracts prior to the date hereof have been paid through the date hereof and all such amounts due and payable immediately prior to the Closing Date will have been paid through the Closing Date and Sellers are not, and to Sellers’ Knowledge, no other party thereto is, in material breach, violation or default under any provision of any Assumed Contract. Sellers have complied with all terms of use, terms of service and other obligations of the Assumed Contracts and all associated policies and guidelines relating to Sellers’ use of any social media platforms, sites or services in the conduct of the Business. Sellers have provided Buyer an accurate copy of each Assumed Contract (including all amendments thereto). All of the Assumed Contracts are valid and legally binding obligations of a Seller enforceable against such Seller and, to the Knowledge of Sellers, the other parties thereto, in accordance with their respective terms.
8.Taxes.
(a)To the Sellers’ Knowledge, there are no Encumbrances for Taxes upon any of the Acquired Assets, except for Encumbrances for Taxes not yet due and payable.

(b)Sellers have paid, or made provision for the payment of, all material Taxes required to be paid by it with respect to the Business and the Acquired Assets. No deficiencies for Taxes or other assessments relating to Taxes have been claimed, threatened, proposed or assessed with respect to the Acquired Assets. To Sellers’ Knowledge, there are no ongoing, pending or threatened audits relating to Taxes with respect to the Acquired Assets, and there are no matters under discussion with any Taxing Authority relating to Taxes with respect to the Acquired Assets. There are no pending requests for rulings or determinations by or before a Taxing Authority relating to Taxes with respect to the Acquired Assets. No power of attorney has been executed by or on behalf of Seller relating to Taxes with respect to the Acquired Assets that is currently in force. No extension or waiver of a statute of limitations relating to Taxes is in effect with respect to the Acquired Assets. No claim or nexus inquiry has been made by a Taxing Authority in a jurisdiction in which Seller does not file a Tax Return such that the Acquired Assets are or may be subject to taxation by that jurisdiction.
(c)With respect to the Acquired Assets, (i) all Tax Returns (other than income Tax Returns) required to be filed have been timely filed with the appropriate Taxing Authority, (ii) all such Tax Returns are true, correct and complete in all material respects and (iii) all Taxes relating to the Acquired Assets have been timely withheld where required or timely paid. No Taxing Authority has proposed in writing any adjustment to any Tax Return with respect to the Acquired Assets.
(d)No Seller is a “foreign person” within the meaning of Section 1445 of the Code.
(e)No issue has been raised by inquiry of any Taxing Authority, which, by application of the same principles, would reasonably be expected to affect the Tax treatment of the Acquired Assets or the Business in any taxable period (or portion thereof) ending after the Closing Date.
(f)No Seller has executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or been subject to any ruling guidance, that would be binding on Buyer for any taxable period (or portion thereof) ending after the Closing Date.
9.Brokers. No broker, finder, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Buyer in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or any of their respective Affiliates.
10.Insurance. All current insurance policies related to the ownership and operation of the Business and the Acquired Assets are in full force and effect; all premiums due thereon have been paid by Sellers, and Sellers are otherwise in material compliance with the terms and provisions of such policies. Furthermore, (a) no Seller has received any written notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policy or arrangement threatened to Sellers’ Knowledge, (b) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (c) no Seller has received any written notice from any of its current insurance carriers that any insurance premiums will be increased in the immediate future or that any insurance coverage presently provided will not be available to Sellers in the immediate future on substantially the same terms as now in effect, and (d) none of such policies or arrangements provides for experienced-based liability or loss sharing arrangement affecting Sellers.
11.Financial Statements; Undisclosed Liabilities.
(a)Seller has provided Buyer with Seller’s internally prepared, unaudited balance sheet and, income statement as of October 30, 2015 (the “Balance Sheet Date”) for the Business. These financial statements have been prepared in accordance with U.S. generally accepted accounting practices from the books and records of Seller and fairly represent, in all material respects, the financial condition of the Business as at the dates indicated and the results of operations for the periods then ended.
(b)Seller agrees to provide the Buyer with a copy of any financial statements prepared by an independent accounting firm.
(c)Except for Liabilities (i) as and to the extent reflected or reserved against in the balance sheet included in the financial statements referenced in Section 4.11(a), (ii) incurred in the ordinary and usual course of business consistent with past practice since the date of the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law) and which are not, individually or in the aggregate, material in amount, or (iii) which are executory obligations under a Contract (other than Liabilities relating to any breach, or any fact or circumstance (other than the execution and delivery of this Agreement or the performance of the transactions contemplated hereby) that, with notice, lapse of time or both, would result in a breach, thereof by Sellers), Sellers do not have any material Liabilities related to the Business (regardless of whether or not such Liability has been asserted).
12.Absence of Certain Changes. Since the Balance Sheet Date, Seller has conducted the Business in the ordinary course consistent with past practice and there has not been:
(a)any Material Adverse Effect;
(b)any material damage, destruction or other property or casualty loss affecting the Business or the Acquired Assets (whether or not covered by insurance);
(c)any transaction or commitment made, or any Contract or agreement entered into, by Seller relating to the Business, the Acquired Assets or the Assumed Contracts, or any relinquishment of any Contract or other right, other than transactions and commitments (including acquisitions and dispositions of equipment) in the ordinary course of the Business consistent with past practice;

(d)any material change in the accounting methods, policies, principles or practices of Seller;
(e)any amendment, termination or waiver by Seller of any right of substantial value under any agreement, Contract or other written commitment by which the Business, the Acquired Assets or the Assumed Contracts are bound; or
(f)any agreement or understanding entered into by Seller to do, directly or indirectly, any of the foregoing.
13.Proprietary Rights.
(a)Registered IP.
(i)Schedule 4.13(a) contains a complete and accurate list of all Registered IP owned or purported to be owned by or filed in the name of a Seller, which list identifies (A) the jurisdiction in which each item of Registered IP has been registered or filed, and (B) any item of Registered IP that is jointly owned with any other Person.
(ii)All Registered IP are active and have not been abandoned for any reason.
(iii)All required filings and fees (“Registered IP Fees”) related to the Registered IP have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars, and all Registered IP are in good standing. Sellers have provided Buyer with true and complete copies of all file histories, documents, certificates, Government Body actions, correspondence and other materials related to all Registered IP.
(b)Third Party IP and Inbound Licenses. Schedule 4.13(b) contains a complete and accurate list of all Intellectual Property licensed to Sellers (other than non-customized, executable code, internal use software licenses for software that is not incorporated into, or used directly in the development, manufacturing, or distribution of, Business products or services and that is generally available on standard terms for less than $2,000) and that is related to the Business, and the corresponding Contracts in which such Intellectual Property is licensed to Sellers.
(c)Business IP. Schedule 4.13(c) contains a complete and accurate list of all Contracts currently in effect in which any Person has been granted any license under, or otherwise transferred or conveyed any right or interest in, all Intellectual Property related to the Business (“Business IP”); provided, however, that all consumers who have downloaded any apps created and/or distributed by a Seller are not listed in such Schedule (it being recognized that such consumers have a license to use such apps). Sellers are not bound by, or subject to, any Contract containing any covenant or other provision that in any way materially limits or restricts the ability of Sellers to use, exploit, assert, or enforce the Business IP anywhere in the world (it being understood that Sellers’ apps may be distributed through third party apps markets and that such distributors may impose various restrictions on distribution under the applicable agreements for distributing apps through such channels).
(d)Demand Letters. No Seller has received any letters or other written or electronic communications or correspondence from any other Person regarding any actual, alleged, claimed, or suspected infringement or misappropriation of Business IP, along with a brief description of the current status of each such matter (“Demand Letters”).
(e)Ownership Free and Clear. A Seller exclusively owns all right, title, and interest to and in the Business IP (other than Intellectual Property licensed from Third Parties) free and clear of any Encumbrances other than Encumbrances in favor of Buyer.
(f)Valid and Enforceable. All Business IP is valid, subsisting, and enforceable (although Seller makes no representations with regard to Intellectual Property licensed from Third Parties). Without limiting the generality of the foregoing:
(i)No trademark or trade name owned, used, or applied for by a Seller conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. No Seller has Knowledge with respect to and is not aware of any other basis for a claim that any of the Business IP is invalid or unenforceable.
(ii)All Business IP (other than in-licensed Intellectual Property) that is Registered IP is in compliance with all formal legal requirements and all filings, payments, and other actions required to be made or taken to maintain such Registered IP in full force and effect have been made by the applicable deadline. Schedule 4.15(f)(ii) contains a complete and accurate list of all actions, filings, and payments that must be taken or made through December 31, 2015, in order to maintain such Registered IP in full force and effect.
(iii)No Action (including any interference, opposition, reissue, or reexamination proceeding) or claim is pending or, to Sellers’ Knowledge, threatened, in which the scope, validity, or enforceability of any Business IP is being, has been, or could reasonably be expected to be contested or challenged, and there has been no such Action or claim.
(g)Trade Secrets. Each Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its respective rights in its respective Trade Secrets.
(h)Chain of Title. Each Seller has properly recorded assignments from all named inventors for all patents and patent applications included in the Registered IP owned or purported to be owned by such Seller.
(i)Impairment of Goodwill. The goodwill associated with or inherent in each Seller’s trademarks (both registered and unregistered) has not been impaired.
(j)Infringement of Seller Intellectual Property by Third Parties. To Sellers’ Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Business IP, provided that Sellers make no representation with regard to in-licensed Intellectual Property.
(k)Government Rights. No government funding or personnel were used, directly or indirectly, by Sellers to develop or create, in whole or in part, any Business IP.
(l)Effects of This Transaction. Neither the execution or delivery of this Agreement nor the performance of this Agreement and the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance or restriction on, any Business IP or any license to Business IP; (ii) a breach of any license agreement; (iii) the release or delivery of any Business IP to any other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Business IP.
(m)No Infringement of Third Party IP Rights. To Sellers’ Knowledge, no Seller has ever infringed, misappropriated, or otherwise violated the Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Material Adverse Effect on such Seller. Without limiting the generality of the foregoing, to Sellers’ Knowledge no product, information, or service ever manufactured, produced, distributed, published, used, provided, or sold by or on behalf of any Seller, and no Intellectual Property ever owned, used, or developed by Seller, has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person, which infringement or misappropriation would reasonably be expected to have a Material Adverse Effect on any Seller.
(n)Pending, Threatened, or Possible IP Infringement Claims. There are no pending or, to Sellers’ Knowledge, threatened infringement, misappropriation, or similar claims or Actions against any Seller or to Sellers’ Knowledge against any other Person who would be entitled to indemnification by a Seller for such claim or Action. No Seller has ever received any written notice of any actual, alleged, possible, potential, or suspected infringement or misappropriation of any other Person’s Intellectual Property by a Seller or by any product or service developed, manufactured, distributed, provided, or sold by or on behalf of a Seller.
(o)Sufficiency. To Sellers’ Knowledge, Sellers own or otherwise have all Intellectual Property needed to conduct the Business as currently conducted or planned to be conducted.
14.Privacy; Data Security.
(a)No Seller has collected Personal Information, including data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, Software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual, device, or application (including, without limitation, by means of an advertisement or content), or to predict or infer the preferences, interests, or other characteristics of the device or of a user of such device or application or is otherwise used to target advertisements or other content to a device or application or to a user of such device or application (“Non-Personal Information”). Sellers do not, and the Acquired Assets purchased do not provide for collection or utilization of, Personal Information or Non-Personal Information, nor perform in any manner when utilized by users as intended, any function that would collect Personal Information or Non-Personal Information from users of its apps. Each Seller has complied in all material respects with all Laws (which for such purposes shall include the policy of third parties) relating to: (i) the privacy of users of (including Internet or mobile users who view or interact with) the websites of Sellers, and (ii) the collection, use, storage, retention, disclosure, and disposal of any Personal Information or Non-Personal Information collected by Sellers, or by Third Parties acting on Sellers’ behalf or having authorized access to Sellers’ records. The privacy practices of Sellers concerning the collection, use, retention, disclosure, and disposal, of Personal Information or Non-Personal Information conform, and at all times have materially conformed, to all of the contractual commitments of Sellers including to viewers of the websites of Sellers and users of (including Internet users who view or interact with) the contractual commitments of Sellers through which Sellers services or products are offered. Seller’s offerings conform, and at all times have materially conformed to applicable Law and, to the extent subject thereto, to the Network Advertising Initiative’s Self-Regulatory Code of Conduct (2008), the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising, and the Federal Trade Commission’s Principles for the Self Regulation of Online Behavioral Advertising (2010). Except as required to process a transaction or provide services or products of Sellers, no Seller has disclosed, and does not have any obligation to disclose, any Personal Information or Non-Personal Information to any Third Party. Seller, Seller’s websites and the services or products of Sellers, have made all disclosures to users or customers and obtained all necessary consents from users or customers required by applicable Law, and none of such disclosures made or contained in any of the Sellers’ websites or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Law. No Actions have been asserted or, to Sellers’ Knowledge, are threatened against Sellers by any Person alleging a violation of any Person’s privacy, personal or confidentiality rights under the Privacy Policies or any applicable Law. Neither this Agreement nor the transactions contemplated by this Agreement, including any disclosures of data, will violate the Privacy Policies as they currently exist or as they existed at any time during which any of the Personal Information or Non-Personal Information was collected or obtained.
(b)To Sellers’ Knowledge, at all times since inception, each Seller has complied in all material respects with any Law applicable to Sellers relating to the security of Personal Information to which Sellers or Third Parties acting on Sellers’ behalf or otherwise having authorized access to the Sellers’ records, have access or otherwise collect or handle. To Sellers’ Knowledge, Sellers’ information security practices conform, and at all times have conformed, in all material respects with (i) any information security statements made by Sellers and (ii) all of the contractual commitments of Sellers, including, but not limited to, any contractual commitments to analytics providers, data providers, publishers, advertisers and advertising networks, exchanges and advertising networks, through which services or products of Sellers are offered. No Seller has made a statement to the general public regarding the information security practices of such Seller. No Actions have been asserted or, to the Knowledge of Sellers, are threatened against Sellers by any Person with respect to the security of Personal Information. To the Knowledge of the Seller, there has been no unauthorized access to or unauthorized disclosure or use of Personal Information owned or licensed by Sellers or in Sellers’ possession or control by or to any Third Party, including any Governmental Entity.

15.Employees and Employee Benefits.
(a)Each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other material employee plan or agreement, including each severance pay, salary continuation, bonus, incentive, equity, phantom equity, deferred compensation, change of control, retention, employment agreement, consulting agreement, maintained, contributed to or required to be contributed to by any Seller (collectively, the “Benefit Plans”) is listed on Schedule 4.15(a). With respect to each Benefit Plan, the Sellers have provided or made available to the Buyer (i) correct and complete copies of the Benefit Plans (or, in the case of any such Benefit Plans that are unwritten, descriptions thereof), (ii) all determination letters or opinion letters from the Internal Revenue Service relating to any qualified employee pension benefit plan, (iii) all current summary plan descriptions and the most recent summaries of material modifications and summary annual reports for each Benefit Plan to which the ERISA disclosure requirements apply, (iv) Form 5500 (and all schedules) for the last three plan years for each Benefit Plan to which the ERISA reporting requirements apply, and (v) all trust agreements, insurance contracts or similar funding vehicles. The Benefit Plans maintained, contributed to or required to be contributed to by the Sellers have been maintained, operated and administered in all material respects in accordance with their respective terms and applicable Law. The Sellers do not have any Liability under any benefit or compensation plan that covers any Employee, former employee, sales representative or consultant other than the Benefit Plans or as required under applicable Laws.
(b)Buyer will have no Liability with respect to any plan, arrangement or practice of the type described in Section 4.15(a) or other employee benefit plan as a result of the transaction contemplated by this Agreement.
(c)Set forth on Schedule 4.15(c) is, for each Employee, independent contractor, consultant and agent of Seller, including each Employee on leave of absence or layoff status, each of the following: (i) name, (ii) job title and (iii) current compensation paid or payable.
(d)All Employees of Seller are at-will employees.
(e)Sellers are, and after the consummation of the transactions contemplated by this Agreement will be, in compliance in all material respects with all Laws relating to employment, equal employment opportunity, non-discrimination, affirmative action, civil rights, terms and conditions of employment, wages, hours, benefits, family and medical leave rights, payment of wages, employee privacy rights, immigration, work eligibility, labor relations, occupational safety and health, the WARN Act and any similar state or local “mass layoff” or “plant closing” Laws, employee and independent contractor classifications, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Taxes. All Employees are legally eligible to work in the jurisdictions where they are currently employed. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Sellers in the past five years. The Sellers are not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with the foregoing. The Sellers are not subject to any consent decree or settlement agreement with any Governmental Body relating to compliance with Laws pertaining to labor or employment issues.
(f)None of the Benefit Plans are a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the applicable guidance thereunder.
16.Sold Merchants. The list of the Sold Merchants set forth on Schedule 1.1 and sets forth the name of each Sold Merchant. Such list is entirely accurate and complete. Sellers have the right to receive Residuals with respect to the Sold Merchants under the ISO Agreements, as applicable. All information disclosed to Buyer in this Agreement or that has otherwise been provided to Buyer in conjunction with this Agreement is accurate and complete in all material respects. Sellers do not maintain or control any reserve account or other funds attributable to any Sold Merchant. Sellers have not received any notice of default or termination from any Sold Merchant, nor does Sellers have any knowledge of any bankruptcy of any Sold Merchant. Sellers have materially complied, and will continue to comply in all material respects with, the provisions of the ISO Agreement. Sellers have complied, and will continue to comply with, all applicable laws, regulations and industry standards in connection with the operation of its business as it relates to the Sold Merchants. Sellers have good and valid title to the Acquired Assets, free and clear of all liens, claims, security interests and encumbrances of any kind, including, but not limited to, down-stream representative or agent commission payments.
17.Industry Security Guidelines. Sellers have complied, and will continue to comply with, the Industry Security Guidelines (as defined in Exhibit E attached hereto) with respect to the Acquired Assets.
18.Privacy Requirements. Sellers have complied, and will continue to comply with, the Privacy Requirements (as defined in Exhibit E attached hereto) with respect to the Acquired Assets.
19.No Third Parties. No Seller is a party to any agreement or has made the commitment to or with any person or entity, including an independent sales organization or trade association, which would give rise to any valid claim against Buyer. No third party, including but not limited to any sales agent, independent sales organization or trade association, has any claim to the Acquired Assets. Sellers have paid in full, and will be liable for, all amounts due to any third party in respect of the Sold Merchants, any transaction relating to the Sold Merchants, or that Acquired Assets that are attributable to the transaction contemplated in this Agreement.
20.Disclosure. No representation or warranty by a Seller contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements in this Agreement not misleading. Sellers are not aware any fact or development which adversely affects, or would reasonably be expected to have an adverse effect, on the Sold Merchants or the

Purchase Assets. All documents and information, in whatever form, provided to Buyer by Sellers are complete and correct versions of the documents and information they purport to represent.
ARTICLE VII
ARTICLE VIIIREPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrant to Sellers the following (including that the statements contained in this Article V are true and correct as of the date hereof):

1.Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease or license and operate its business and assets as currently operated.
2.Authorization; Binding Effect.
(a)Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is or will be a party and to effect the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each Transaction Agreement to which it is or will be a party and the consummation by Buyer of the transactions contemplated hereby and thereby has been duly and validly approved by Buyer’s Board of Directors and no other corporate actions or proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of this Agreement or the Transaction Agreements to which it is or will be a party or the transactions contemplated hereby and thereby.
(b)Buyer has duly and validly executed and delivered this Agreement. When this Agreement and each of the Transaction Agreements to which Buyer is or will be a party have been duly executed and delivered by Buyer and (assuming due execution by Seller), this Agreement and each such Transaction Agreement to which it is a party will constitute valid and legally binding obligations of Buyer, enforceable against them in accordance with their respective terms, except as such agreements may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws and equitable principles relating to or affecting or qualifying the rights of creditors generally and general principles of equity.
3.Non-Contravention; Buyer’s Consents. The execution, delivery and performance of this Agreement and the Transaction Agreements by Buyer, and the consummation of the transactions contemplated hereby and thereby do not and will not:
(a)conflict with or result in a breach or violation of any provision of any organizational documents of Buyer;
(b)violate, or result in a breach of, or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any Third Party to terminate or amend its obligations under, any Contract to which Buyer is a party or by which it or its assets or properties are bound, or result in the creation of any Encumbrance upon any of its assets or properties, which violation, breach, default or Encumbrance would individually or in the aggregate be material to Buyer or materially impair or delay or prevent the consummation of the transactions contemplated hereby;
(c)violate any applicable Law of any Governmental Body having jurisdiction over Buyer or any of its properties, which violation would individually or in the aggregate be materially adverse to Buyer; or
(d)require the consent, authorization, order or approval of, filing or registration with, or waiver of any right of first refusal or first offer from, any Governmental Body or any Third Party, that has not been obtained, except as would not individually or in the aggregate be materially adverse to Buyer.
4.Litigation. There are no Actions pending against Buyer or, to the Knowledge of Buyer, threatened by or against Buyer with respect to this Agreement or any of the Transaction Agreements, or in connection with the transactions contemplated hereby or thereby.
5.Brokers. No broker, finder, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Buyer in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer or any Affiliate thereof.
ARTICLE IX
ARTICLE XCOVENANTS

1.Access to Information.
(a)For a period of seven years after the Closing Date, upon reasonable prior written notice, Buyer and Sellers shall furnish or cause to be furnished to each other and their employees, agents, auditors and representatives access, during normal business hours, to such information, books and records relating to the Business and the Acquired Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of Tax Returns, reports or forms for the defense of any Tax claims, assessments, audits or disputes, or the prosecution or defense of any Action and shall cooperate with each other to the extent reasonably requested for the preparation of such financial reporting, accounting and Tax matters, provided, that with respect to any Tax Returns or other records relating to Tax matters or any other Action, either Party shall have reasonable access to such information until the applicable statute of limitations, if any, shall have expired, and provided, further, that in either case such access shall be subject to reasonable and customary restrictions with respect to confidentiality. Each Party shall have the right to copy any of such records at its own expense. Neither Party shall be required by this Section 6.1(a) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations. Further, Buyer understands that it is the intention of CCI to dissolve the corporate entity and terminate all operations following closing, which dissolution may take place prior to the seven year term reflected above.
(b)Seller and Buyer each agree to preserve, for at least seven years after the Closing Date, all material books, ledgers and other records that are (i) reasonably related to the Business or Acquired Assets and (ii) in their possession; provided, that each Party will preserve all such material books, ledgers and other records relating to Tax matters until expiration of the applicable statute of limitations. Notwithstanding the foregoing, Buyer understands that it is the intention of CCI to terminate all operations following Closing, which dissolution may take place prior to the seven year term reflected above.
(c)From and after the date of this Agreement and until the Closing Date or the earlier termination of this Agreement, Seller shall give Buyer and Buyer’s employees and agents, reasonable access upon reasonable notice during normal business hours to such information concerning the Seller and the Business as Buyer may reasonably request.
(d)On and after the Closing Date, Seller and Buyer will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out the intent and purposes of this Agreement and the Transaction Agreements, including putting Buyer in possession and operating control of the Business and the Acquired Assets.
2.Confidentiality.
(a)After the Closing Date, Seller will not, and Seller will cause its Affiliates not to, use for its or their own benefit or divulge or convey to any Third Party, any of Buyer’s Confidential Information.
(b)Buyer will not, and Buyer will use reasonably commercial efforts to cause its Affiliates not to, use for its or their own benefit or divulge or convey to any Third Party, any of Seller’s Confidential Information.
(c)Notwithstanding the foregoing, neither Seller nor Buyer shall be deemed to have violated this Section 6.2 if it or any of its Affiliates receives a request to disclose all or any part of Buyer’s Confidential Information or Seller’s Confidential Information, as applicable, in a legal proceeding or under the terms of a subpoena, civil investigative demand or order issued by a Governmental Body, and it or such Affiliate, to the extent not inconsistent with such request and to the extent time reasonably allows: (i) notifies the other Party of the existence, terms and circumstances surrounding such request; and (ii) furnishes only such portion of the Buyer’s or Seller’s Confidential Information, as applicable, which it is advised by its counsel is legally obligated to be disclosed and exercises reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Buyer’s Confidential Information or Seller’s Confidential Information, as applicable.
(d)For purposes of this Agreement, “Seller’s Confidential Information” consists of all of Sellers’ information, knowledge or data to the extent not related to the Business, Acquired Assets or the Assumed Contracts, and that is not in the public domain or otherwise publicly available which are treated as confidential by Seller as of the date hereof, provided, that Seller’s Confidential Information shall not include information that: (i) enters the public domain or becomes publicly available, so long as neither Buyer nor any of its Affiliates, directly or indirectly, improperly causes such information to enter the public domain, (ii) after the date of this Agreement becomes known to Buyer or any of its Affiliates on a non-confidential basis from a source that is not prohibited from disclosing such information to Buyer or such Affiliate by a contractual or other legal duty owed to Seller, or (iii) after the date of this Agreement is developed independently by Buyer or any Affiliate of Buyer without violation of this Agreement.
(e)For purposes of this Agreement, “Buyer’s Confidential Information” consists of all information, knowledge or data related to the Buyer or its business, or to the Business, Acquired Assets or the Assumed Contracts, in each case not in the public domain or otherwise publicly available which are treated as confidential by Buyer as of the date hereof, provided that Buyer’s Confidential Information shall not include information that: (i) enters the public domain or becomes publicly available, so long as neither Seller nor any of its Affiliates, directly or indirectly, improperly causes such information to enter the public domain, (ii) after the date of this Agreement becomes known to Seller or any of its Affiliates on a non-confidential basis from a source that is not prohibited from disclosing such information to Seller or such Affiliate by a contractual or other legal duty owed to Buyer, or (iii) after the date of this Agreement is developed independently by Seller or any Affiliate of Seller without violation of this Agreement.
(f)Buyer and the Seller shall not issue any press release nor otherwise make any public statement regarding the transactions contemplated hereby without the prior written consent of the other party, except as required by law or regulation or as otherwise determined by Buyer and its counsel. Notwithstanding the foregoing, Buyer shall have the right to issue press releases and publicly reference the acquisition of Seller upon Closing.
(g)If for any reason Buyer or Seller do not consummate the transactions contemplated herein, Buyer shall return to Seller all of Seller’s Confidential Information and Seller shall return to Buyer all of Buyer’s Confidential information.
3.Payment of Liabilities. Seller shall pay or otherwise satisfy all of its liabilities and obligations.
4.Cooperation. After the Closing, and continuing for one year from the Closing Date, to the extent it remains in existence, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, which cooperation shall include, without limitation, assisting the Buyer from time to time with technical and engineering matter associated with updating and maintaining the applications forming the core part of the Business. Seller will refer to Buyer all inquiries relating to such Business. Neither Seller nor the management of the Seller shall take any action that would tend to diminish the value of the Acquired Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing.
5.Non-Competition.
(a)Until January 1, 2019, each Seller will not, and will not permit any of its respective controlled subsidiaries to, directly or indirectly, including through another Person:
(i)engage in, or own, manage, control, operate or have any direct or indirect interest or any investment (including a loan, gift, or other financial accommodation) in, or render services in any capacity to, any Person that is engaged in, the Business in the United States or any other state or region thereof in which any Seller conducts the Business, or intends or plans to conduct the Business as of the Closing Date (the “Restricted Business”); or
(ii)do business with, solicit or attempt to obtain business from, or provide products or services to, including for or on behalf of another Person, any Person that is a customer of the Business as of the Closing to the extent such activities relate to the Restricted Business.
(b)Notwithstanding the foregoing and anything in this Agreement to the contrary, each Seller may, without violating Section 6.5(a)(i) own a passive capital stock investment not in excess of 2% of the outstanding capital stock of a corporation which engages in the Restricted Business, if such capital stock is a security actively traded on an established national securities exchange. Further, Buyer agrees that the provisions of this Section 6.5 shall not apply to Chris Andersen and Craig Jessen, provided that such Persons are hired by Buyer or one of its Affiliates.
(c)Each Seller, on behalf of itself and its controlled subsidiaries, acknowledge that a remedy at Law for any breach or attempted breach of this Section 6.5 will be inadequate and further agree that any breach of this Section 6.5 will result in irreparable harm to Buyer and its Affiliates, and Buyer will, in addition to any other remedy that may be available to it, be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach of this Section 6.5.
(d)Each Seller acknowledge that this covenant not to compete is being provided as an inducement to Buyer to enter into this Agreement and that this Section 6.5 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Buyer, its Affiliates and the acquired Business. Whenever possible, each provision of this Section 6.5 will be interpreted in such a manner as to be effective and valid under applicable Law but if any provision of this Section 6.5 will be prohibited by or invalid under applicable Law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 6.5. If any provision of this Section 6.5 will, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment will not affect, impair or invalidate the remainder of this Section 6.5 but will be confined in its operation to the provision of this Section 6.5 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 6.5 should ever be deemed to exceed the scope of activity, time or geographic limitations permitted by applicable Laws, then such provision will be reformed to the maximum scope of activity, time or geographic limitations permitted by applicable Law.
6.Non-Solicitation. Each Seller agrees that it will not, and will not permit any of its controlled subsidiaries to, until January 1, 2019, without the prior written consent of Buyer, directly or indirectly, including through another Person, solicit, including for or on behalf of another Person, any individual who is an employee of Buyer or any of its Affiliates who is involved in the acquired Business, as of the Closing Date or at any time thereafter, to leave his or her employment with Buyer or its Affiliates, hire any such individual or in any way interfere with the employment relationship between Buyer or its Affiliates and any of such individual. Notwithstanding the foregoing and anything in this Agreement to the contrary, each Seller and its controlled subsidiaries will not be precluded from soliciting or hiring any individual whose employment with Buyer or its Affiliates has been terminated by Buyer or its Affiliates for at least six months.
7.Third Party Consents. If and to the extent that the assignment to Buyer of any Acquired Asset would be a violation of applicable laws or require any consent that has not been obtained as of the Closing, then, notwithstanding any other provision hereof, unless otherwise agreed by the Parties, such assignment will automatically be deferred and will not occur until all legal impediments are removed or such consents have been obtained. Notwithstanding the foregoing, any such asset will still be considered an Acquired Asset, and the applicable Seller will thereafter hold such Acquired Asset in trust for the benefit, insofar as reasonably possible, of Buyer until the consummation of the assignment thereof. Each Seller will use commercially reasonable efforts to (a) continue to seek to remove any legal impediments or secure any consents required from third parties necessary to assign such Acquired Asset and (b) develop and implement arrangements to place Buyer, insofar as reasonably possible and to the extent not prohibited by applicable law or the relevant contract, in the same position as if such Acquired Asset had been assigned as contemplated hereby such that all the benefits and burdens relating to such Acquired Asset, are to inure from and after the Closing to Buyer, and Buyer shall reasonably cooperate with Seller in connection therewith. Any costs and expenses of obtaining such consents, or removing any such legal impediment shall be borne by the applicable Seller.
8.Other Covenants. Sellers hereby covenant at all times during the period commencing on the Effective Date and ending 12 months after the Effective Time to do the following:
(a)Acquired Assets. (i) Sellers shall indicate on its books and records that the Acquired Assets have been sold to, and are the property of, Buyer; and (ii) if Sellers receive money or property, other than payment to which Sellers are entitled pursuant to this Agreement, that represents payment of all or any portion of the Acquired Assets, Sellers shall immediately inform Buyer of such receipt and within three Business Days remit such money or property to Buyer, with proper endorsements.
(b)Government Compliance. To the extent necessary to preserve Buyer’s interest in the Acquired Assets and as otherwise set forth in this Agreement, do or cause to be done all things necessary to: (i) maintain its legal existence and good standing under the laws of the state of its formation; (ii) maintain qualification in each jurisdiction in which Sellers are currently qualified in which the failure to so qualify would reasonably be expected to have a material adverse effect on the Acquired Assets; and (iii) preserve and maintain in full force and effect all other qualifications, certificates or licenses known to Sellers to be required for the collection of the Acquired Assets.
(c)Payment of Taxes. To the extent necessary to preserve Buyer’s interest in the Acquired Assets and as otherwise set forth in this Agreement, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or on income or profits or upon property belonging to it, including any taxes assessed as a result of the transactions contemplated herein, provided that Sellers shall not be obligated to pay any such item that it disputes in good faith, until such time as its obligation to pay has been finally determined.
(d)Reporting. Furnish or cause to be furnished to Buyer:
(i)If Sellers are required to submit audit reports pertaining to the Acquired Assets to MasterCard, Visa, Discover, any other card acceptance organizations, any sponsor banks, any credit card processor or any other organization or person, then, within seven days of the completion of such audit report, Sellers shall provide a complete copy of such audit results to Buyer including any and all deficiencies, defaults and management’s plan to remedy any outstanding items contained in the audit report;
(ii)such other operating reports and financial and other information relating to the business, affairs and financial condition of Sellers that are prepared by Sellers in the ordinary course of its business and with respect to the Sold Merchants or Acquired Assets as Buyer reasonably may request in writing from time to time, including but not limited to financial information, based upon the Sellers's internal information; and
(iii)monthly residual reports for Sold Merchants provided by the applicable processor to Sellers that are not provided directly from the processor to Buyer. Buyer shall notify Sellers of any such reports not received by processors and Sellers shall then provide such reports in a timely manner.
(e)Notice of Litigation. Notify Buyer in writing, promptly upon learning thereof, of any litigation commenced against Sellers that may have a material adverse effect on the business, assets, operations, prospects or financial or other condition of Sellers or the Sold Merchants or Acquired Assets.
(f)Notice of Event of Default. Immediately inform Buyer by written notice of the occurrence of any event or condition of any nature that may constitute an [Event of Default] [need to define].
(g)Sold Merchant Contracts. Deliver to Buyer all contracts and any additional material directly and indirectly related to the Sold Merchants. [need to see all of these]
(h)Exhibit E. Comply with the terms set forth in Exhibit E hereto.
ARTICLE XI
ARTICLE XIIINDEMNIFICATION

1.Indemnification by Buyer. Subject to the limitations set forth in this Agreement, from and after the Closing, Buyer will indemnify, defend and hold harmless Seller and its directors, officers, employees, representatives and other Affiliates from and against any and all Damages related to or arising out of or in connection with:
(a)any (i) breach of any representation or warranty made by Buyer contained in this Agreement or (ii) inaccuracy of any statement contained in a certificate required to be delivered by Buyer (or an officer thereof) pursuant to this Agreement, provided that for purposes of determining whether a breach shall have occurred and the amount of any Damages for which indemnification shall be provided pursuant to this Section ý7.1(a) each such representation or warranty shall be read as if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom, and had no force and effect;
(b)any breach of any covenant or agreement contained in this Agreement by Buyer; and
(c)any Assumed Liability.
2.Indemnification by Seller. Subject to the limitations set forth in this Agreement, from and after the Closing, Seller will indemnify, defend and hold harmless Buyer and its directors, officers, employees, representatives and other Affiliates from and against any and all Damages related to or arising out of or in connection with:
(a)any (i) breach of any representation or warranty made by Seller contained in this Agreement or (ii) inaccuracy of any statement contained in a certificate required to be delivered by Seller (or an officer thereof) pursuant to this Agreement, provided that for purposes of determining whether a breach shall have occurred and the amount of any Damages for which indemnification shall be provided pursuant to this Section ý7.2(a) each such representation or warranty shall be read as if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom, and had no force and effect;
(b)any breach of any covenant or agreement contained in this Agreement by Seller; and
(c)any Excluded Asset or Retained Liability.

3.Third-Party Claims.
(a)In the event that any Indemnified Party desires to make a claim against an Indemnifying Party (which term shall be deemed to include all Indemnifying Parties if more than one) in connection with any third-party claim, proceeding or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party will promptly notify the Indemnifying Party of such Third-Party Claim and of its claims of indemnification with respect thereto; provided that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Article VII, except to the extent, if any, that the Indemnifying Party has actually been materially prejudiced thereby.
(b)The Indemnifying Party will, with respect to such Third-Party Claim, have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within 30 days after the Indemnifying Party has received notice of the Third-Party Claim (or if earlier, ten days before an answer is due in the applicable legal proceeding); provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.
(c)The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim, (ii) involves only the payment of money damages that, subject to the limitations set forth herein, are fully covered by the Indemnifying Party, and (iii) does not impose an injunction or other equitable relief upon the Indemnified Party. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party).
(d)In the event that the Indemnifying Party fails to assume the defense of the Third-Party Claim in accordance with this Section ý7.3(d) above, the Indemnified Party may defend against such Third-Party Claim in any manner it reasonably may deem appropriate; provided that the Indemnified Party may not settle such claim or consent to the entry of any judgment with respect thereto without the consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed), and the Indemnified Party shall retain all remedies to which they are entitled under this Article VII, subject to the express limitations set forth herein. In such event, the Indemnifying Party shall be entitled, at its expense, to participate in any defense of Third-Party Claims, subject to the right of the Indemnified Party to control such defense.
4.Notice of Claims. In the event that any Indemnified Party actually incurs Damages, or reasonably anticipates that it may incur Damages, for which it is entitled to indemnification hereunder, the Indemnified Party will deliver to the Indemnifying Party a written notice stating that it has suffered indemnifiable Damages, or that it reasonably anticipates that it may suffer indemnifiable Damages and that the Indemnifying Party is required to provide indemnification therefor. Such notice shall be signed by the Indemnified Party and shall (a) state that such Indemnified Party has actually paid or incurred, and/or reasonably anticipates that it may pay or incur Damages, the actual amount or reasonably anticipated amount thereof, and the basis for the determination of such amount, and (b) specify in reasonable detail the individual items of indemnifiable Damages included in the amount so stated and the section or sections of this Agreement pursuant to which such claim arises, the date each such item was paid or incurred, if applicable, and the nature of the event or circumstances which resulted in the indemnification obligation of the Indemnifying Party.
5.Survival of Representations and Warranties. All representations and warranties in this Agreement shall survive the Closing and shall expire on, and no Indemnifying Party will be liable for any Damages hereunder with respect to a breach of such representations and warranties unless an indemnification claim notice is given by the Indemnified Party to the Indemnifying Party with respect thereto prior to, the date that is 18 months from the Closing Date; provided that (i) the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.9 and 4.13, shall survive, and indemnification claims under Section 7.2(a) based on breaches of such representations and warranties may be made, indefinitely. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.
6.Investigation. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of Seller in this Agreement, or any document, certificate or other instrument required to be delivered by Sellers under this Agreement shall not be affected by any investigation conducted by any Indemnified Party or any other Person at any time, or any knowledge acquired (or capable of being acquired) by any Indemnified Party or any other Person at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.
7.Indemnification Exclusive Remedy. Except in the case of fraud or willful misconduct, indemnification pursuant to the provisions of this Article VII shall be the sole and exclusive remedy of the Parties. Nothing herein contained shall limit a Party’s right to pursue recovery under such party’s own insurance policies. Notwithstanding anything in this Agreement to the contrary, in no event shall the limitations set forth in this Article VII apply to any relief or recovery resulting from fraud or willful misconduct.

8.Adjustment of Purchase Price. Any amount paid for indemnification under Article VII shall be deemed to be an adjustment to the Purchase Price, including for all Tax purposes, and no Party shall take any position inconsistent therewith.
ARTICLE XIII
ARTICLE XIVMISCELLANEOUS PROVISIONS

1.Notices. Except as otherwise provided herein or in a Transaction Agreement, all notices and other communications hereunder and under the Transaction Agreements shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by a nationally recognized overnight delivery service (receipt requested), fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)If to Seller, to:

Calpian, Inc.
500 North Akard Street Ste. 2850
Dallas, TX 75201
Attn: Harold Montgomery
Facsimile: (214)758-8600

With a copy (which shall not constitute notice) to:

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Facsimile: (212) 930-9725
Attention: Darrin M. Ocasio, Esq.

(b)If to Buyer, to:

Excel Corporation
6363 President George Bush Freeway Suite 310
Irving TX 75038
Attn: Thomas A. Hyde Jr.
Facsimile: 972-786-7373

With a copy (which shall not constitute notice) to:

Jones Day
2727 N. Harwood
Dallas TX 75201
Attn: James E. O’Bannon, Esq.
Facsimile: (214) 969-5100

2.Expenses. Except as otherwise provided in this Agreement or the Transaction Agreements, each Party will pay its own costs and expenses, including legal and accounting expenses, related to the transactions contemplated by this Agreement and the Transaction Agreements, irrespective of when incurred.
3.Entire Agreement. The agreements of Seller and Buyer, which is comprised of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein, including the Transaction Agreements, sets forth the entire agreement and understanding between the Parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement and the Transaction Agreements.
4.Waiver of Jury Trial. Both of the Parties irrevocably waives the right to a jury trial in connection with any legal proceeding relating to this Agreement or any of the Transaction Agreements or the enforcement of any provision hereof or thereof.
5.Governing Law; Arbitration; Prevailing Party. This Agreement and the Transaction Agreements, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the Transaction Agreements will be construed in accordance with and governed by the internal laws of the State of Texas applicable to agreements made and to be performed entirely within such State without regard to conflicts of laws principles thereof. Any dispute arising under or in connection with any matter of any nature (whether sounding in contract or tort) relating to or arising out of this Agreement, shall be resolved exclusively by arbitration. The arbitration shall be in conformity with and subject to the applicable rules and procedures of JAMS. The arbitration shall be conducted before a panel of three arbitrators, with one arbitrator to be selected by each of Seller and Buyer and the third arbitrator to be selected by the arbitrators selected by the Parties. The Parties agree to be (a) subject to the exclusive jurisdiction and venue of the arbitration in Dallas Texas, (b) bound by the decision of the arbitrator as the final decision with respect to the dispute, and (c) subject to the jurisdiction of both of the federal courts of the United States of America and the courts of the City and County of Dallas for the purpose of confirmation and enforcement of any award. The prevailing Party in any arbitration shall be entitled to recover its costs and expenses (including attorneys’ fees and expenses) from the non-prevailing party.
6.Waiver. The rights and remedies of the Parties to this Agreement and the Transaction Agreements are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (a) no claim or right arising out of this Agreement or the Transaction Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or noncompliance; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the Transaction Agreements.
7.No Oral Modification. Neither this Agreement nor any Transaction Agreement may be amended except by a written agreement executed by the Parties. Any attempted amendment in violation of this Section 8.7 will be void ab initio.
8.Assignments; Successors. No party may assign any of its rights under this Agreement or any Transaction Agreements without the prior written consent of the other parties hereto or thereto. Subject to the preceding sentence, this Agreement and the Transaction Agreements will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.
9.Severability. If any provision of this Agreement or the Transaction Agreements is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement and the Transaction Agreements will remain in full force and effect; provided, that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of such provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
10.Limitations on Public Disclosure. No Party may issue any press release, or make any public announcement or filing with a Governmental Body, with respect to this Agreement or any Transaction Agreement without obtaining prior written consent of the other Party to the issuance of such press release, or the making of such public announcement or filing, and to the contents thereof, which shall not be unreasonably withheld or delayed; provided, that such Party may, without the prior consent of the other Party, issue such press release, or make such public statement or filing, as may upon the advice of counsel be required by Law if it has provided notice to and used reasonable efforts to consult with the other Party, except that all Parties acknowledge that buyer’s parent and Parent are each required to, and each Party consents to, the filing of Current Reports on Form 8-K describing this Agreement or the Transaction Agreements..
11.No Third Party Beneficiaries. Nothing in this Agreement or the Transaction Agreements, express or implied, is intended to or shall constitute the Parties as partners or as participants in a joint venture. This Agreement and the Transaction Agreements are solely for the benefit of the Parties and, only to the extent provided in Article VII hereof, their respective Affiliates and employees, representatives, agents, directors, officers, partners or principals, as applicable, or their respective assigns, for whom the parties shall be entitled to enforce this Agreement, and no provision of this Agreement shall be deemed to confer upon any other Third Parties any remedy, claim, liability, reimbursement, cause of action or other right.
12.Incorporation of Exhibit and Schedules. The Exhibits and Schedules identified and/or attached to this Agreement are incorporated herein by reference and made a part hereof.
13.Counterparts. This Agreement and the Transaction Agreements each may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original copy hereof or thereof and all of which together will be deemed, respectively, to constitute one and the same agreement. Counterparts delivered by facsimile, e-mail or other electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYER eVance Processing, Inc. By: Name: Title:
SELLERS CALPIAN COMMERCE, INC. By: Name: Title:
CALPIAN, INC. By: Name: Title:

EXHIBIT A

BILL OF SALE

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT C

IP ASSIGNMENT AGREEMENT

EXHIBIT D

AMENDED LOAN AGREEMENT

EXHIBIT E

PRIVACY AND SECURITY REQUIREMENTS

The term “Industry Security Guidelines” shall mean the privacy and security requirements and all applicable laws, rules, regulations, standards and guidelines adopted or required by Visa U.S.A. Inc., MasterCard International, Inc., American Express, Discover Financial Services, LLC and other credit and debit card providers debit network providers and any stored value and loyalty program providers (“Payment Brands”), and the Payment Card Industry Security Standards Council relating to privacy, data security and the safeguarding, disclosure and handling of Payment Instrument information, including but not limited to the Payment Card Industry Data Security Standards, Visa’s Cardholder Information Security Program, Discover’s Information Security & Compliance Program, American Express’s Data Security Operating Policy, MasterCard’s Site Data Protection Program, Visa’s Payment Application Best Practices, the Payment Card Industry’s Payment Application Data Security Standard, MasterCard’s POS Terminal Security program, the Payment Card Industry PIN Entry Device Standard, ATM or Debit Networks other financial service card organizations, rules and regulations administered by OFAC, the Bank Secrecy Act, anti-money laundering laws, and the USA Patriot Act, in each case as they may be amended from time to time.
The term “Privacy Requirements” means any applicable state or federal law or regulations or rules, regulations, standards and guidelines adopted or required by Payment Brands, as may be in effect or as may be enacted, adopted or determined regarding the privacy, confidentiality, use, and disclosure of Cardholder Information of any type.
A “Customer” is the person or entity to whom a Payment Instrument is issued or who is otherwise entitled to use a Payment Instrument.
A “Payment Instrument” is an account, or evidence of an account, authorized and established between a Customer and a Payment Brand, or representatives or members of a Payment Brand that Merchants accept from Customers. Payment Instruments include, but are not limited to, credit and debit cards, stored value cards, loyalty cards, electronic gift cards, authorized account or access numbers, paper certificates, credit accounts and the like.
“Cardholder Information” is collectively known as “Customer Information” and may include, but is not limited to the following information about any Customer of a Merchant: name; address; phone number; email address; credit card number; driver’s license; social security number; birth date; demographics, Transactional Data and includes, but not be limited to the following information about a Merchant or its officers and principals, name, address, phone number; email address; credit card number; driver’s license; social security number; birth date; demographics.
“Transactional Data” includes but is not limited to Sellers’s use, access, and storage of certain credit card non-public personal information including, but not limited to card account numbers, expiration dates, security code data, such as CVV2, CVC2 and PIN data.